EXHIBIT 10.11
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated as of January 16, 2006 (this “Agreement”), between AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC (the “Company”), having an address at 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104, and Ms. Denise Barton (the “Employee”), having an address at 3149 Sterlingshire Drive, Las Vegas, NV 89146.
1. Employment
Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of Chief Financial Officer of the Company and shall also act as Chief Financial Officer of such affiliates of the Company as may be designated (the “Designated Affiliates”) from time to time by the board of directors of American Entertainment Properties Corp., the sole member of the Company (the “Board”). Employee shall perform such duties as are specified from time to time by the Company, the Board and the Designated Affiliates. Employee shall serve in such capacities at the pleasure of the Board. Employee shall report to and be under the supervision of the President of the Company or the President’s designee and such other persons as shall be designated from time to time by the Board.
During the Term of Employment, Employee shall devote all of her professional attention, on a full time basis, to the business and affairs of the Company and the Designated Affiliates, shall use her best efforts to advance the best interest of the Company and the Designated Affiliates and shall comply with all of the policies of the Company and the Designated Affiliates, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.
During the Term of Employment, the Employee shall not, without the prior written consent of the Company, directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as hereafter defined) as an employee, advisor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated.
2. Term
The employment period shall commence as of January 16, 2006 and shall continue through the period (the “Term of Employment”) ending on March 31, 2007 (the “Expiration Date”), unless earlier terminated as set forth in this Agreement.
3. Compensation

For all services to be performed by Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:
(a) Base Compensation
The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $350,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly). The Base Salary shall be reviewed on an annual basis for increase under the Company’s normal performance review process, which occurs in March of each year and shall become effective during the first pay period in April. The Company is under no obligation to grant any such increases and any such increases may be granted or withheld in the sole discretion of the Company.
(b) Bonus Compensation
In the event that, during the Term of Employment, the Company shall develop a management incentive plan applicable to all executive management employees of the Company, Employee shall be eligible to participate in such plan, if any, on a basis proportionate to her compensation level and level of activity to contribute to the Company’s success, as determined in the sole discretion of the Board (“Bonus Compensation”).
(c) Taxes
All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus Compensation, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more local, state or federal governments.
4. Termination
This Agreement shall terminate (subject to Section 10(f) below) and the Term of Employment shall end, on the first to occur of (each a “Termination Event”):
(a)	The Expiration Date;

(b)	The death of Employee or the total or partial disability that, in the judgment of the Company, renders Employee, with or without reasonable accommodation, unable to perform her essential job functions for the Company for a period of at least 45 consecutive business days;

(c)	The discharge of Employee by the Company with or without Cause (as defined below); or

(d)	The resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 30 days prior written notice of her resignation).
The Company may discharge Employee at any time, for any reason or no reason, with or without Cause, in which event Employee shall be entitled only to such payments as are set forth in Section 5 below. As used herein, “Cause” is defined as Employee’s: (i) failure to (x) perform the duties assigned to her or (y) comply with the instructions given to her; (ii) personal misconduct or insubordination; (iii) impairment due to alcohol or substance abuse; (iv) conviction of a crime or being charged with a felony; (v) violation of a federal or state securities law or regulation; (vi) commission of an act of moral turpitude or dishonesty relating to the performance of her duties hereunder; (vii) failure to comply with any of the terms of this Agreement; (viii) breach of any of her obligations set forth in Section 6 below; (ix) any revocation or suspension by any state or local authority of Employee’s required license(s) to be the Chief Financial Officer (or similar position) of the Company; or (x) any act or failure to act by Employee which causes any gaming or other regulatory authority having jurisdiction over the Company, the Designated Affiliates or any of their affiliates to seek any redress or remedy against the Employee, the Company, any Designated Affiliate or any of their affiliates.
5. Effect of Termination
In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 5 below.
(a)	In the event that the Term of Employment ends (i) for the reason set forth in Section 4(a) above (i.e., Expiration Date), or (ii) for any of the reasons set forth in Section 4(b) above (i.e. death or disability), or (iii) for the reason set forth in Section 4(d) above (i.e. resignation), other than a resignation within six (6) months following a Change of Control (as hereafter defined), which shall be governed by paragraph 5(b) below, or (iv) due to the discharge of Employee by the Company for Cause, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) any amounts of: (A) Base Salary due and unpaid to Employee from the Company as of the Clause (a) Termination Date; and (B) Bonus Compensation earned, due and unpaid to Employee from the Company as of the Clause (a) Termination Date.

(b)	In the event that the Term of Employment ends (i) due to the discharge of the Employee by the Company without Cause (which the Company is free to do at any time in its sole and absolute discretion) or (ii) by the Employee for Good Reason (as hereinafter defined) within six (6) months following a Change of Control, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”):

(i)	any amounts of Base Salary and previously earned Bonus Compensation due and unpaid to Employee from the Company as of the Clause (b) Termination Date; and

(ii)	a lump-sum payment in the amount equal to one year’s Base Salary, payment of which shall be conditioned upon execution of a settlement and release agreement in form and substance acceptable to the Company.
For the purpose of this Paragraph 5, any Bonus Compensation shall be deemed earned and to become due with respect to any year on the last business day of February of the year following the year with respect to which the applicable performance targets (“Targets”) are computed, provided that Employee is employed by the Company on such last business day of February. By way of example, any Bonus Compensation with respect to 2005 Targets shall be deemed earned and to become due on February 28, 2006.
6. Non-Disclosure
During the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company, each Designated Affiliate and each of their affiliates, respectively, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company, the Designated Affiliates or their affiliates, and their respective business as, (i) obtained by Employee at any time during Employee’s employment by the Company and (ii) not otherwise in the public domain (“Confidential Information”). Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding any controlling Person of the Company, the Designated Affiliates or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). Employee shall not, without the prior written consent of the Company: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of her duties as an employee of the Company. Employee will assist the Company, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.
In no event shall Employee during or after her employment hereunder, disparage the Company, the Designated Affiliates, any controlling Person of the Company, the Designated Affiliates, their respective affiliates and family members or any of their respective officers, directors or employees.

All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Inventions in the Company and to enable to the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.
7. Non-Compete
(a) During the Term of Employment and, unless Employee’s employment is terminated by the Company without Cause or this Agreement is not renewed or extended following the Expiration Date, for a period of one (1) year following the last day of Employee’s employment by the Company, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is competitive with or similar to the business conducted by the Company, the Designated Affiliates or any of their subsidiaries which is located in or within fifty (50) miles of any locations in which the Company, the Designated Affiliates or any of their subsidiaries are doing business.
(b) Employee covenants and agrees with the Company and its subsidiaries that, during Employee’s employment by the Company and for one (1) year following the last day of Employee’s employment by the Company, Employee shall not directly, or indirectly, for herself or for any other Person:
(i)	solicit, interfere with or endeavor to entice away from the Company, any Designated Affiliate or any of their subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company, any Designated Affiliate or any of their subsidiaries or affiliates; or

(iii)	advise any Person not to do business with the Company, any Designated Affiliate or any of their subsidiaries or affiliates.
Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 6 and Section 7 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.
8. Benefits
During the Term of Employment, Employee shall be entitled to receive certain healthcare and other similar employee welfare benefits comparable to those received by other employees of the Company at a similar pay level and/or position with the Company as such may be provided by the Company in its sole and absolute discretion from time to time.
In the event that, during the Term of Employment, the Company awards to its executives stock options or restricted stock in anticipation of a public offering, Employee shall be eligible to receive an award of such options or restricted stock; provided, however, that the decision to make any such award to Employee and the amount of any such award shall be subject to the review and approval of the Board, in its sole and absolute discretion.
9. Definitions
For purposes of this Agreement only, the following definitions shall apply:
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.
The Employee shall have “Good Reason” to terminate her employment following a Change of Control only if: (i) the Company fails to provide compensation or benefits that the Company is obligated to provide under paragraph 3 above and the failure is not remedied within 30 days after the Company receives written notice from the Employee of such failure; or (ii) the Company assigns the Employee duties, responsibilities or reporting relationships not contemplated by paragraph 1 above without her consent, or limits her duties or responsibilities contemplated by paragraph 1 above in any respect materially detrimental to her, and in either case the situation is not remedied within 30 days after the Company receives written notice from the Employee of the situation; or (iii) the Company relocates her office to an area that is more than 50 miles in radius from the Las Vegas Metropolitan area without her written consent and the situation is not remedied within 30 days after the Company receives written notice from the Employee of the situation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.
“Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.
“Related Parties” means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person identified in clause (1); (3) any person who receives a beneficial interest in any estate identified in clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person identified in clauses (1), (2) or (3) to the extent of such interest; (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1), (2), (3) or (4); and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any person identified in clauses (1), (2), (3) or (4) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such person’s will.
“Voting Stock” means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.
10. Miscellaneous
(a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

(b)	This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee’s duties hereunder, and may not assign any of Employee’s rights hereunder, without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York.

(d)	Employee covenants and represents that she is not a party to any contract, commitment or agreement, nor is she subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict her from entering into and performing her obligations under this Agreement.

(e)	Employee acknowledges that she has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(f)	This Agreement and all of its provisions, other than the provisions of Section 5, Section 6, Section 7 and Section 10 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Company for any reason.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
By: American Entertainment Properties Corp., its sole member

By:	/s/ Richard P. Brown Richard P. Brown President and CEO

EMPLOYEE:

By:	/s/ Denise Barton
Denise Barton
[Signature page to Employment Agreement between ACEP and Denise Barton]